                                                                   EXHIBIT 10.8


                                   AGREEMENT

         THIS AGREEMENT is made and entered-into this 18th day of June, 1996, by and between Technical Consumer Products, Inc. (herein after "TCP"), an Ohio corporation, having principal office located at 23632 Mercantile Rd., Unit A, in Beachwood, Cuyahoga County, Ohio, U.S.A., represented by Ellis Yan, President

and

         PRACTICAL INNOVATIONS, INC. a Delaware corporation represented by its President, Andrzej Bobel (herein after "PRACTICAL"), having principal place of business at 201 Norman Court, Des Plaines, Illinois 60016, U.S.A.

         WHEREAS PRACTICAL owns technology related to Electronic Ballasts for Gas Discharge Lamps; and PRACTICAL has knowledge of Engineering, Development, Design, Manufacturing, and Market of Electronic Ballasts; and

         WHEREAS TCP is desirous of acquiring rights to use this technology and use PRACTICAL's knowledge;

         NOW, THEREFORE, based on the mutual consideration herein specified, the parties hereto agree as follows:

         1. DEFINITIONS

         1.01 "PATENT MATTER" shall mean: the inventions as specifically defined in "EXHIBIT ONE" and "EXHIBIT TWO" hereto or any additional exhibit subsequently agreed-on and attached to this agreement any time in the future.

         1.02 "PRODUCTS" shall mean and include: (i) any and all types of electronic ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include the ballasting means based on or derived from the PATENT MATTER or KNOW-HOW, or (ii) any and all ballasting means and/or systems suitable for powering gas discharge lamps, as well as any and all other types of products which include any ballasting means developed, engineered, designed and/or provided by PRACTICAL to TCP and not related to the PATENT MATTER, or (iii) any and all products based on or derived from KNOW-HOW or any product developed, engineered, designed and/or provided by PRACTICAL to TCP.

         1.03 "SELLER" shall mean (i) TCP to the extent that TCP sells or acts as the marketing agent for PRODUCTS, and (ii) TCP's marketing agent(s) and/or licensee(s) to the extent that TCP uses or permits other persons or entities to sell PRODUCTS under any kind of licensing and/or restricted marketing arrangement.

         1.04 "NET SALES" shall mean SELLER'S gross selling price of PRODUCTS, less the following items: (i) trade discounts actually deducted, (ii) credits actually deducted for PRODUCTS returned, and (iii) taxes, if any, collected and remitted by the SELLER.

         1.05 "KNOW-HOW" shall mean and includes ANY AND ALL INFORMATION disclosed by PRACTICAL to TCP in one of the following form: oral - confirmed in writing, written, graphic, and/or sample form, or which is obtained by TCP from access to a facility of PRACTICAL, and such information is related to: PATENT MATTER; PRODUCTS; manufacture; use; sale of PRODUCTS; electronic lighting; electronic ballasts for gas discharge lamps; gas discharge lamps; market of lighting; market research and studies; competitive analysis; and other related information.

        1.06 "TERRITORY" shall means and include: all countries of the world.

        2. GRANT
         Subject to termination and modification rights retained herein, PRACTICAL hereby grants and transfers to TCP non-exclusive rights to manufacture, use and sale of PRODUCTS, as defined above.

        3. WARRANTY
         PRACTICAL warrants that: to the best of its knowledge it owns all right, title and interest in or to the PATENT MATTER, and (i) it does not know of any right, title or interest of, any person or entity other than PRACTICAL in or to the PATENT MATTER.
         No warranties other than as specifically stated herein the expressed or implied relative to the PATENT MATTER and/or relative to any rights that any third party may assert in respect to the manufacture, use or sale of PRODUCTS.

         4. LICENSE FEE AND ROYALTIES
         4.01 Licensing Fee ("LF"):
         TCP shall pay PRACTICAL a nonrefundable - Licensing Fee (LF) in the sum of Two Hundred Fifty Thousand Dollars (US $250,000) upon execution of this AGREEMENT.

         4.02 Monthly Total Royalty Amount ("MTRA"):
         In addition to the License Fee, TCP shall pay PRACTICAL a nonrefundable royalty as follows:
         - For each and every calendar month during the term of this AGREEMENT and/or as long as PRODUCTS are sold by SELLER, the Monthly Total Royalty Amount
(MTRA) paid to PRACTICAL shall equal to: Twenty Five Cents ($US0.25) multiplied by the total number of units of PRODUCTS sold during that particular month. However, in no case shall the Monthly Total Royalty Amount (MTRA) be less than four percent (4%) of the NET SALES of the particular month.

         4.03 Monthly Minimum Royalty Payments ("MMRP"):

        Notwithstanding the amount of NET SALES, TCP shall pay to PRACTICAL the Monthly Minimum Royalty Payments (MMRP) according to the following schedule:
         For each and every calendar month during the term of this AGREEMENT and/or as long as PRODUCTS are sold by SELLER, the "Monthly Minimum Royalty Payment" shall be paid on or before the last day of the following month, and shall be equal to:

         A) Two Thousand Dollars ($US2,000.00) per each month of the First Six Calendar Months ("FSCM") following a calendar month in which the sale of PRODUCTS reached for the first time One Thousand (1,000) units or more;

         B) Four Thousand Dollars ($US4,000.00) per each month of the Second Six Calendar Months ("SSCM") following the First Six Calendar Months (FSCM);

         C) Six Thousand Dollars ($US6,000.00) per each month of the Second Twelve Calendar Months ("STCM") following the First Six Calendar Months (FSCM) and the Second Six Calendar Months (SSCM), and

         D) Eight Thousand Dollars ($US8,000.00) per each month of the Third Twelve Calendar Months ("TTCM") following the Second Twelve Calendar Months
(STCM) and any calendar months thereafter.

         4.04 Monthly Additional Royalty Payments ("MARP"):
         In addition to the payments of Monthly Minimum Royalty Payments (MMRP), for each and every calendar month, on or before the last day of the month following such calendar month, TCP shall pay to PRACTICAL a "Monthly Additional Royalty Payment", if any. For each calendar month, this Additional Payment shall be equal to the difference between:
- the "Monthly Total Royalty Amount" calculated for that particular month, as provided in Paragraph 4.02, and
- the "Monthly Minimum Royalty Payment" paid to PRACTICAL, as provided in Paragraph 4.03.

         4.05 Payments according to paragraphs 4.02, 4.03, 4.04 shall be made for as long as either: (i) the PRODUCTS are covered by at least one claim of one of PRACTICAL's pending or issued unexpired U.S. patents, or (ii) the PATENT MATTER contains at least one pending or issued unexpired U.S. patent, or (iii) the PRODUCTS sold have been Developed, and/or Engineered, and/or Designed, and provided by PRACTICAL to TCP, (iv) or PRODUCTS have been developed by TCP based on, or derived from: (i) PATENT MATTER and/or KNOW-HOW, or (ii) any product Developed, and/or Engineered, and/or Designed, and/or provided by PRACTICAL to TCP.

        5. OTHER PROVISIONS
        5.01 PRACTICAL will provide to TCP the following:
     - provide engineering expertise along with complete and detailed designs including schematic diagram and Bill of Material of each PRODUCT model, as described and scheduled in EXHIBIT TWO;

     - assist with selection of production materials and components for each PRODUCT model;

     - assist with selection of suppliers and supplier relation development along with coordination of custom parts development;

     -  assist with coordination of all necessary regulatory approvals;

         In order for PRACTICAL to provide the required services, TCP will pay all expenses of PRACTICAL including: all approved in writing by TCP travel expenses, shipping expenses, parts purchasing expenses, third party costs of special custom parts development design.

         5.02 PRACTICAL will be not obligated to provide any service to TCP whenever TCP is not in compliance with any Paragraph of this AGREEMENT at the time and written notice is given under paragraph 5.04 and TCP has not remedied the default. Accordingly, in the event that any monthly royalty payment made to PRACTICAL falls below the Monthly Minimum Royalty Payment as specified herein above, or in the event that TCP did not comply with paragraph 5.22 of this AGREEMENT, PRACTICAL shall have the right to withdraw permanently, by giving written notice and providing that TCP has not remedied the default as permitted in paragraph 5.04, the rights granted hereunder will be revoked permanently, and PRACTICAL shall not be obligated to provide to TCP any further service work, as outlined above, and TCP shall pay PRACTICAL, within 15 days from the date of the written notice, the balance of the royalty due at the time.

         5.03 In the event that: (i) the license granted hereunder is terminated as per paragraph 5.04 and SELLER continues to sell PRODUCTS, then TCP shall nevertheless remain obligated to make monthly Royalty Payments to PRACTICAL according to paragraphs 4.02, 4.03, 4.04. Furthermore, in such event PRACTICAL shall retain the rights defined in paragraph 5.22.

         5.04 If either party shall be in default in any terms of this AGREEMENT, the other party may give written notice of its intention to terminate this AGREEMENT, specifying such default. Unless the default is not remedied within thirty (30) days after the date of receipt of such notice, this AGREEMENT shall terminate as of the expiration of such thirty (30) day period.

         5.05 If any payment due under this AGREEMENT is not timely paid, then the unpaid balance shall bear interest until paid at an annual rate of 15% until the delinquent balance is paid. Such interest shall be compounded monthly.

         5.06 TCP may transfer or assign any or all of its rights and obligations under this AGREEMENT, provided however that PRACTICAL approves each such transfer in writing and PRACTICAL received a reasonable consideration therefor. The nature and amount of this consideration must be acceptable to both TCP and PRACTICAL.

         5.07 If TCP plans to grant any sublicenses hereunder of the nature contemplated by paragraph 5.06 above, it shall notify PRACTICAL immediately about any such plans or grants before such grant take effect, and shall provide PRACTICAL with a true copy of any sublicense agreement. Any and all sublicensees of TCP under this AGREEMENT shall be bound by all of the terms applying to TCP hereunder and TCP shall be responsible for obligations and duties of any of its sublicensees.

         5.08 TCP hereby warrants that it will not acquire any new technologies and/or inventions related to electronic ballasts or hybrid (magnetic-electronic) ballast for gas discharge lamps by entering into a some form of licensing agreement with any third party other than PRACTICAL - without first making a formal written request to PRACTICAL. If PRACTICAL is not willing or is unable to provide such new technology (competitive design having a competitive cost) to TCP within sixty (60) days of PRACTICAL's receipt of TCP's request on terms mutually acceptable to TCP and PRACTICAL, then TCP shall have the right to acquire the technology from any other third party.

         5.09 TCP shall mark all PRODUCTS with the legend "Patent Pending" until any patent(s) issue from the PATENT MATTER. When any patent(s) issue, PRACTICAL shall promptly notify TCP and thereafter TCP shall mark all PRODUCTS with proper notice of patent marking under 35 U.S.C. Section 287. This will only apply to PRODUCTS sold under TCP owned brand and/or trade names.

         5.10 If either party discovers that the PATENT MATTER is infringed upon by a third party, it shall communicate the details to the other party. TCP shall thereupon have the right, but not the obligation, to take whatever action he deems necessary, including the filing of lawsuits, to protect the right of the parties to this AGREEMENT and to terminate such infringement. PRACTICAL shall cooperate with TCP, but all of TCP's expenses due to actions initiated by TCP shall be borne by TCP. Upon resolution of any of such action of TCP, by final, non-appealable judicial order or settlement or otherwise, the proceeds which may be awarded in the final resolution shall be distributed as follows: all third party (outside) legal expenses of TCP associated with such action shall be paid first from the amount of award, and any amount left above such expenses shall be divided equally between TCP and PRACTICAL.

        5.11 In the event that TCP receives notice that a PRODUCT infringes the patent rights of others, and TCP decided to continue sell PRODUCTS, notwithstanding the amount of NET SALES, TCP shall pay, without interruptions, any and all amounts due PRACTICAL under this AGREEMENT, into an interest-bearing escrow account. PRACTICAL shall not be paid any royalty payments if TCP is forced and decided, in view of the notice, not to sell PRODUCTS and actual NET SALES are equal to zero U.S. Dollars ($US0.0). The money placed into the escrow account shall not be used to pay any expenses of TCP associated with defensive or offensive action in such event.
         Upon resolution of any such action, by final, non-appealable judicial order or settlement or otherwise, the proceeds from the escrow account shall be distributed as directed or agreed in any such final resolution.

         5.12 Except as specified in paragraph 3, nothing herein shall be construed as a warranty or representation by PRACTICAL as to the scope or validity of the PATENT MATTER of any patent(s) issuing thereon. TCP, as the manufacturer of PRODUCTS, will be solely responsible for defending any claims against it for design defect or patent infringement claims arising from the manufacture, sale or use of all models of PRODUCTS. TCP will also defend and hold PRACTICAL harmless against any such claims for damages and TCP will not sue PRACTICAL as a result of any such claim. In the event of any such proceeding against PRACTICAL, it will be pursued in accordance with the requirements of paragraph 5.20 hereof.

         5.13 TCP and PRACTICAL hereby agree to effectively cooperate, to the best of their abilities, in the process of design, verification, qualification for manufacturing and sale or use of all models of PRODUCTS. In the event that TCP receives notice that a PRODUCT infringes the patent rights of others, PRACTICAL and TCP agree to effectively cooperate and produce the best possible defensive position, and PRACTICAL further agrees, to the best of his abilities, to help TCP in preparation of the defensive position, and PRACTICAL agrees to deliver to TCP, if possible, alternate designs of PRODUCTS to avoid the infringement and permit TCP to manufacture and sell PRODUCTS.

         5.14 If TCP shall go into receivership, bankruptcy, or insolvency, or make an assignment for the benefit of creditors or go out of business, this AGREEMENT shall be immediately terminable by PRACTICAL by written notice, but without prejudice in regards to any rights of PRACTICAL hereunder.

         5.15 This AGREEMENT shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns including any and all worldwide subsidiaries, affiliates, suppliers, customers, and legal representatives.

         5.16 PRACTICAL hereby directs TCP to make all payments due PRACTICAL under this AGREEMENT payable to "Practical Innovations, Inc" by a check or wire transfer to a designated bank account at any U.S. Bank.

         5.17 Neither TCP nor PRACTICAL shall challenge or contest the validity of this AGREEMENT. TCP agrees and warrants that TCP or any SELLER will not challenge or contest the validity of any patent applications or issued patents owned by or assigned to PRACTICAL or Andrzej Bobel.

        5.18 In the event that either party hereto shall be required, or shall deem it necessary or advisable, to give notice to the other party, such notice shall be served upon the other party by depositing said notice in the United States mail, postage paid certified mail with return receipt requested, and addressed to:

                             Ellis Yan, President
                           Technical Consumer Products, Inc.
                           23632 Mercantile Rd., Unit A
                           Beachwood, Ohio 44122

                                       or
                            Andrzej Bobel, President
                          Practical Innovations, Inc.
                                201 Norman Court
                          Des Plaines, Illinois 60016

as appropriate. Any notice so given shall be deemed received on the third business day following its deposit in the U.S. mail. Either party hereto may change the address at which such party shall receive notices hereunder by giving notice of such change of address to the other party hereto in accordance with the provisions of this paragraph.

         5.19 TCP may cancel all its rights and obligations under this AGREEMENT at any time provided if it so cancels: (i) TCP shall keep in confidence any and all proprietary information received from PRACTICAL under or in connection with this AGREEMENT; (ii) TCP shall pay to PRACTICAL all payments due under this AGREEMENT up to the time of cancellation; and (iii) TCP shall refrain from manufacturing, use, sale and/or marketing PRODUCTS, as well as from using the PATENT MATTER in any way, except sale of current inventories for which royalties shall be paid as provided hereunder.

         5.20 If any dispute arises under this AGREEMENT, the parties shall negotiate in good faith to settle such dispute. If the parties cannot resolve such dispute themselves, then they shall submit the dispute to arbitration by any mutually-acceptable arbitrator. If no arbitrator is mutually acceptable, then the parties shall submit the matter to arbitration under the rules of the American Arbitration Association ("AAA"). Under any arbitration, both parties shall cooperate with and agree to abide finally by any decision of the arbitration proceedings. If the AAA is selected, the arbitration shall take place under the auspices of the nearest branch of the AAA convenient to both parties. The cost of the arbitration proceedings shall be born according to the decision of the arbitrator, who may apportion costs equally, or in accordance with any finding of fault or lack of good faith of either party. The arbitrator's award shall be non-appealable and enforceable in any court of competent jurisdiction.

         5.21 TCP shall use its best effort to maintain in confidence all proprietary matters associated with the PATENT MATTER and/or PRODUCTS, as well as any other Proprietary or Confidential Information or Trade Secrets ("PROPRIETARY MATTER") provided by PRACTICAL in connection with this AGREEMENT.
         To the extent reasonably necessary, PROPRIETARY MATTER may be disclosed to those employees or agents of TCP who are reasonably required to have access to the PROPRIETARY MATTER in order to accomplish TCP's manufacturing, sale and/or marketing of the PRODUCTS. However, any disclosure of PROPRIETARY MATTER to an employee of TCP shall be made under circumstances whereby such employee signs a confidentiality agreement and understands its obligation to maintain in confidence all PROPRIETARY MATTER received from TCP or PRACTICAL.

         5.22 TCP shall keep accurate records of all operations under this AGREEMENT, and shall furnish to PRACTICAL written MONTHLY STATEMENTS OF SALES. These statements shall include monthly data as follows:
1. Total Quantity of units of PRODUCTS sold during the month, list each model separately
2. Total of Gross Sales for the month with listed amounts for each PRODUCT model separately
3. Total of all Discount actually deducted, with listed amounts for each discount category
4. Total deductions for sales returns, with listed amounts for each PRODUCT model separately
5.   Total of NET SALES for the month
6.   Monthly Total Royalty Amount based on NET SALES, equal to Four Percent
     (4%) of NET SALES
7. Monthly Total Royalty Amount based on quantities sold, equal to a result of multiplication of Twenty Five Cents times Total Quantity (as per "1" above)
8.   Monthly Minimum Royalty due, as per Paragraph 4.03 of this AGREEMENT
9.   Amount of Royalty due PRACTICAL for the month, equal to:
- the amount stated in "8", if "8" is lager than "6" or "7", or
-    larger of the amounts stated in "6" or "7"

These statements are to be provided to PRACTICAL together with monthly Royalty Payments according to paragraph 4.02. Also, PRACTICAL shall have the right, at his own expense and not more often than quarterly, to have TCP's books examined by Certified Public Accountant ("CPA") for the purpose of verifying the Monthly Statements of Sales. In the event that variance of at least ten percent (10%), damaging PRACTICAL, is found between TCP's statements and findings of the CPA, then TCP will pay to PRACTICAL within 30 days the amount equal to three times of the variance plus all costs of the audit fees charged by the PRACTICAL's CPA, and fully cooperate with the CPA in regards to any and all requested documents related to, but not limited to, any and all past statements delivered to PRACTICAL by TCP. For the purpose of verifying the statements, TCP agrees to inform PRACTICAL in writing, within 15 days, about any and all additional, contracted, leased, controlled or owned by TCP, manufacturing or warehousing sites and locations, that assemble, sub-assemble, ship, or sell PRODUCTS.

         5.23 PRACTICAL will deliver to TCP, on execution of this AGREEMENT, copy of the patent application covering the PATENT MATTER. TCP will maintain such materials, as PROPRIETARY MATTER, in strict confidence.

         5.24 This AGREEMENT shall be construed and interpreted in accordance with the laws of the State of Illinois.

         5.25 This AGREEMENT may be altered or amended except in writing, signed by the parties hereto or their respective successors and assigns. This AGREEMENT supersedes all other negotiations and discussions between the parties regarding the subject matter hereof.

         5.26 TCP represents and warrants that the execution and delivery by it of this AGREEMENT has been authorized by appropriate action of its Board of Directors in accordance with provisions of law and its by-laws.

         IN WITNESS WHEREOF the parties hereto have duly executed this AGREEMENT on the day and year first above written.


Technical Consumer Products, Inc. (TCP)

                                        Signed per our conversation of
                                        June 18, 1996, A.M., with 30 day
By:  /s/ Ellis Yan        6/18/96       grace period for review by attorney
   ---------------------------------
    Ellis Yan, President


Practical Innovations, Inc.


By: /s/  Andrzej Bobel    6/18/96
   ----------------------------------
   Andrzej Bobel, President

                                  EXHIBIT ONE

         This EXHIBIT ONE, relates to an Agreement between Technical Consumer Products, Inc., an Ohio corporation, and Practical Innovations, Inc., a Delaware corporation dated June __, 1996, and relates to Electronic Ballasts for gas discharge lamps.

         The words printed in capital letters and used herein shall have the same meaning as they have in the AGREEMENT identified above.

         This EXHIBIT ONE defines the term PATENT MATTER referred to in said AGREEMENT and shall be considered as part of that AGREEMENT.

         The term PATENT MATTER is defined as invention and all its teachings, embodiments and modifications as described in the following U.S. Patent Application filed on May 30, 1996:

TITLE:
"ELECTRONIC BALLAST FOR GAS DISCHARGE LAMP HAVING PRIMARY AND AUXILIARY RESONANT CIRCUITS".

INVENTOR:
Andrzej Bobel, 201 Norman Court, Des Plaines, Illinois, 60016, U.S.A., Citizen:
U.S.A., President of PRACTICAL

         The "Abstract" of the above patent application is attached hereto and is a part of this EXHIBIT ONE.

         This EXHIBIT ONE is mutually accepted and agreed-to by TCP and PRACTICAL; and shall constitute an integral part of subject AGREEMENT.


Accepted and Agreed-to:
on behalf of PRACTICAL:



/s/ Andrzej Bobel                                  6/18/96
----------------------------------              ---------------
Andrzej Bobel, President                            Date


Accepted and Agreed-to
on behalf of TCP:


/s/ Ellis Yan                                      6/18/96
----------------------------------              ---------------
Ellis Yan, President                                Date

                                  EXHIBIT TWO

     This EXHIBIT TWO relates to an AGREEMENT between Technical Consumer Products, Inc. an Ohio corporation, and Practical Innovations, Inc. a Delaware corporation, dated June ...., 1996, which relates to Electronic Ballasts for gas discharge lamps.

     The words printed in capital letters and used herein shall have the same meaning as they have in the AGREEMENT identified above.

     PRACTICAL will provide under this AGREEMENT designs of the following models of ballasts:

Pos.      Voltage(V)     Lamp Type&Power          Approx. Del.Date:
--------------------------------------------------------------------------------
1.        120V           Circle-32W                 June 18, 1996
2.        120V           Circle-22W                 June 30, 1996
3.        120V           FO32T8-32W                 July 15, 1996
4.        120V           Triple-26W                 July 15, 1996

5.        120V           Triple-18W                 July 31, 1996
6.        120V           Quad 13W                   July 31, 1996
7.        120V           Panas FDL27LE            August 31, 1996
8.        120V           Panas FDL22LE            August 31, 1996

9.        120V           2D 38W                   August 31, 1996
10.       120V           2D 28W                   August 31, 1996
12.       120V           Osram 11W-Europ.      September 30, 1996

13.       120V           Linear T5, 28W        September 30, 1996
14.       120V           Linear F13T5-13W      September 30, 1996
15.       120V           Linear T5, 14W        September 30, 1996

16.       120V           Linear F15T8-15W        October 31, 1996
17.       120V           Linear F025T8-25W       October 31, 1996
***


PRACTICAL will provide total of Forty Eight (48) models within time period from June 18, 1996 to June 30, 1997. The remaining models descriptions to complete the above list will be gathered by TCF within 30 days of this AGREEMENT, and attached to this AGREEMENT in the form of EXHIBIT THREE.

In the event that, TCP will require other types of models to be designed by PRACTICAL, after the June 30, 1997 date, the "Monthly Minimum Royalty Payment" will increase, Five Hundred Dollars ($500) per each additional model delivered by PRACTICAL, as of the following month after the delivery of such model.

The delivery of the above models will constitute of the following:
A.   Parts List - Bill of Material
B.   One prototype made on any size prototype board.
C.   Coils Specifications

     This EXHIBIT TWO is mutually accepted and agreed to by TCP and PRACTICAL; and shall constitute an integral part of the subject AGREEMENT.


Accepted and Agreed to:
on behalf of PRACTICAL


   /s/Andrzej Bobel                                6/18/96
----------------------------------------          --------------------
     Andrzej Bobel, President                          Date


Accepted and Agreed to
on behalf of TCP:

By:/s/Ellis Yan                                    6/18/96
   -------------------------------------          --------------------
     Ellis Yan, President                              Date